 Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

SL INVESTMENT FUND LLC

1.	The name of the limited liability company is SL Investment Fund LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended by deleting Item 1 thereof in its entirety and inserting in lieu thereof the following:

1.	Name. The name of the limited liability company formed hereby is SL Investment Fund II LLC.

3.	This Certificate of Amendment shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Formation of SL Investment Fund LLC as of the 6th day of June, 2024.

MS CREDIT PARTNERS HOLDINGS INC., Sole Member of SL Investment Fund LLC

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Vice President